SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ____________

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported)        July 27, 2005
                                                  -----------------------------



                     INTERNATIONAL FLAVORS & FRAGRANCES INC.
-------------------------------------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)


    New York                           1-4858               13-1432060
-------------------------------------------------------------------------------
(State or Other Jurisdiction      (Commission               (I.R.S. Employer
  of Incorporation)               File Number)           Identification No.)


521 West 57th Street, New York, New York                       10019
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(Address of Principal Executive Offices)                    (Zip Code)


Registrant's telephone number, including area code         (212) 765-5500
                                                     --------------------------

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     |_| Written communications pursuant to Rule 425 under the Securities Act
        (17 CFR 230.425)

     |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act
        (17 CFR 240.14a-12)

     |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition

          Attached and being furnished hereby as Exhibit 99.1 is a copy of a press release of International Flavors & Fragrances Inc. ("IFF" or "the Company") dated July 27, 2005 reporting IFF's financial results for the second quarter and six months ended June 30, 2005.

The discussion of the Company's historical results and its commentary regarding expected future results include and, where indicated, exclude the impact of sales and operating results attributable to certain non-core business disposed of in 2004, the impact of certain restructuring and other charges recorded in 2004, as well as the effects of exchange rate fluctuations. Such information is supplemental to information presented in accordance with generally accepted accounting principles (GAAP) and is not intended to represent a presentation in accordance with GAAP. In discussing its historical and expected future results and financial condition, the Company believes it is meaningful for investors to be made aware of and to be assisted in a better understanding of, on a period-to-period comparative basis, the impact of sales and operating results attributable to the business disposed of, the relative impact of the restructuring and other charges, as well as ongoing exchange rate fluctuations on the Company's operating results and financial condition. The Company believes that this additional non-GAAP information provides investors with an overall perspective of the period-to-period performance of the Company's core business. In addition, management internally reviews each of these non-GAAP financial measures to evaluate performance on a comparative period-to-period basis in terms of absolute performance, trends and expected future performance with respect to its core continuing business.

Item 9.01.  Financial Statements and Exhibits

(c)      Exhibits
         99.1 Press Release of International Flavors & Fragrances Inc., dated July 27, 2005.

                                    SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                               INTERNATIONAL FLAVORS & FRAGRANCES INC.



Dated:   July 27, 2005                 By:  /s/ Douglas J. Wetmore
                                       ____________________________________
                                       Name:    Douglas J. Wetmore
                                       Title:   Senior Vice President and
                                                Chief Financial Officer

                                                        FOR IMMEDIATE RELEASE
                                                        ---------------------


                       IFF REPORTS SECOND QUARTER RESULTS
                      -----------------------------------
                              UPDATES 2005 GUIDANCE
                              ---------------------

  New York, N.Y., July 27, 2005 ... International Flavors & Fragrances Inc. (NYSE: IFF) ("IFF" or "the Company") reported earnings per share for the second quarter 2005 of $.60 compared to $.59 in the prior year quarter. The 2004 second quarter results included sales and operating results of the European fruit preparations business which was disposed of in the second half of the year; 2004 results also included $7.7 million ($5.0 million after tax or $.06 per share) of restructuring and other charges related primarily to the impairment of the fruit business assets. On an as-adjusted basis, excluding both the sales and operating results of the fruit business and the effects of the charges related to the disposition, 2004 second quarter earnings per share would have been $.63.

  Second quarter 2005 sales totaled $515.6 million, declining 2% in comparison to the prior year, as reported. Sales for the 2005 quarter benefited from the strengthening of various currencies, particularly the Euro, in relation to the U.S. dollar; had exchange rates remained constant, sales for the quarter would have decreased 4% in comparison to the prior year quarter. Fragrance sales increased 5% while flavor sales decreased 9%; on a local currency basis, fragrance sales grew 2% while flavor sales declined 11%.

  Flavor sales in the 2005 quarter were impacted by the disposition, in the second half of 2004, of the Company's European fruit preparations business. On an as-adjusted basis, excluding $21.6 million in sales attributable to the fruit business from the 2004 second quarter, consolidated sales for the current quarter would have increased 3% in dollars and been flat in local currency; on the same basis, flavor sales would have declined 2% in local currency and been flat in dollars. Flavor sales, most notably in North America and Europe, were also unfavorably impacted by lower selling prices for naturals, mainly vanilla. Also in the quarter, as previously disclosed, the Company experienced a slowdown in flavor sales for products that included a contaminated raw material received from a supplier. As a result of associated production and shipment delays while quarantined raw materials were tested, second quarter sales were negatively impacted by approximately $5.0 million (1.0% of the quarter's sales).

  Fragrance sales were led by fine fragrance which increased 12% in dollars and 9% in local currency; the fine fragrance performance reflected the benefit of a number of new product wins. Chemical sales increased 6% in dollars and 3% in local currency while sales of functional fragrances were flat in dollars and declined 2% in local currency.

  "Our focus on technological innovation and superior service is creating positive momentum throughout the Company," said Richard A. Goldstein, Chairman and Chief Executive Officer of IFF. "In addition to new wins during the quarter, IFF also received the fragrance industry's highest award for our unique Sensory Perception(TM) technology. With proprietary technology like this and our focus on operating excellence, I believe IFF will successfully manage through this difficult pricing environment and drive growth for our shareholders. The recent dividend increase and new share repurchase program underscore the confidence we have in our Company and its future."

Sales performance by region for the 2005 second quarter compared to the prior year quarter follows:

  - North America flavor sales declined 10% and fragrance sales were flat; in total, regional sales declined 5%. Aroma chemical and functional fragrance sales declined 2% and 3%, respectively, while fine fragrances increased 4%. New fragrance wins drove the fine fragrance performance for the quarter.
  - European fragrance sales increased 8% while flavor sales declined 21%; in total, regional sales declined 5%. Reported sales benefited from the strength of the Euro and Pound Sterling; local currency sales declined 9%. Local currency fragrance sales increased 2%; aroma chemical and fine fragrance sales increased 4% and 11%, respectively, while functional fragrances declined 8%. Local currency flavor sales declined 25%, mainly as a result of the disposition of the fruit preparations business. On an as-adjusted basis, excluding sales attributable to this business from the 2004 results, 2005 flavor sales would have increased 4% in dollars and decreased 1% in local currency; this local currency decline was primarily the result of the raw material matter, previously discussed.
  - Asia Pacific sales declined 2% as a result of a local currency sales decline of 4%. Fragrance sales decreased 6% in dollars and 8% in local currency. Local currency functional fragrance sales declined 15%, mainly due to weak demand in Singapore, Malaysia, Thailand and Australia. Local currency flavor sales declined 1%, resulting in a 1% increase in reported dollars. For the region, Greater China, Vietnam and Singapore were strongest, with respective local currency flavor sales increases of 11%, 11% and 17%; the flavor growth was offset by weakness in the Philippines, Indonesia and Australia which declined 7%, 9% and 6%, respectively.
  - Latin American sales increased 13% with fragrance and flavor sales increasing 13% and 14%, respectively. For the region, sales growth was strongest in Argentina, Brazil and Mexico which grew 21%, 17% and 15%, respectively. Fragrance sales were strongest in Argentina, Brazil and Mexico, with respective increases of 27%, 15% and 15%. Fragrance sales grew in all categories with increases of 15%, 12% and 14% in fine fragrances, functional fragrances and aroma chemical sales, respectively. Flavor sales were led by respective increases of 18%, 21% and 23% in Mexico, Columbia and Brazil.
  - India reported 16% sales growth in local currency and 17% in dollars. Local currency fragrance sales increased 16% and 18% in dollars, while flavor sales increased 17% in both local currency and dollars. In both flavors and fragrances, the sales performance reflected the benefit of new product introductions.

  Net income, as reported for the 2005 quarter was flat with the prior year quarter; excluding the impact of restructuring and other charges from the 2004 quarter, net income declined 8%. The decline in net income was partially due to the disposition of the European fruit business; 2004 results included $1.9 million in net income attributable to this business. Proceeds from the disposition were used to reduce debt but profits related to the Fruit business were not replaced by interest expense savings. In the quarter, gross profit, as a percentage of sales, was 42.0% compared to 43.6% in the prior year. The gross margin decline was mainly attributable to increased raw material costs and customer resistance to price increases, as well as lower selling prices for naturals, most notably vanilla. Gross margin was also impacted by costs attributable to the raw material matter noted above; in the quarter, the Company expensed approximately $3.0 million in associated costs, comprised mainly of additional testing costs and the write-off of affected materials. As previously announced the Company will seek full indemnification from its supplier, the supplier's insurers and, to the extent required, its own insurers with regard to any potential costs and customer claims. Research and Development ("R&D") expenses totaled 8.6% of sales compared to 8.5% in the prior year quarter, consistent with the Company's intended level of R&D spending. Selling, General and Administrative ("SG&A") expenses, as a percentage of sales, increased to 16.1% from 15.9%. SG&A expenses include $2.1 million of equity compensation expense compared to $0.8 expense included in the 2004 second quarter results. However, this increase was partially offset by lower accruals under the Company's various incentive plans compared to the 2004 quarter. Interest expense decreased 1% from the prior year. The effective tax rate for the 2005 second quarter was 30.8% compared to 31.2% reported in the prior year quarter; variations in the effective rate are mainly attributable to fluctuations in earnings in the countries in which the Company operates.

  For the six-month period ended June 30, 2005, sales totaled $1,038.6 million, declining 2% in comparison to the prior year period, as reported. Reported sales for 2005 benefited from the strengthening of various currencies, particularly the Euro, in relation to the U.S. dollar; had exchange rates remained constant, sales for the six-month period ended June 30, 2005 would have decreased 4% compared to the prior year period. For the 2005 period, fragrance sales increased 4% while flavor sales declined 9%; on a local currency basis, fragrance sales grew 2% while flavor sales declined 11%.

  Flavor sales in the 2005 period were impacted by the disposition, in the second half of 2004, of the Company's European fruit preparations business. On an as-adjusted basis, excluding $46.2 million in sales attributable to the fruit business from the 2004 period, 2005 sales would have increased 1% in dollars and declined 2% in local currency. Flavor sales, most notably in North America and Europe, were also unfavorably impacted by lower selling prices for naturals, mainly vanilla, and by the raw material matter that occurred in the 2005 second quarter, as discussed above.

  Sales performance by region for the 2005 six-month period compared to the prior year follows:

  - North America fragrance and flavor sales declined 2% and 9%, respectively; in total, regional sales declined 5%. Functional fragrance and fine fragrance sales declined 5% and 1%, respectively, while aroma chemical sales increased 3%. Sales of both fragrances and flavors had a difficult comparative with the first half of 2004 when sales grew 10% and 11%, respectively.
  - Europe sales declined 10% in local currency and 5% in dollars. Fragrance sales increased 2% in local currency, resulting in an 8% increase in reported dollar sales. Local currency fine fragrance sales increased 14%, driven mainly by new wins, while functional fragrances declined 7% and aroma chemical sales were flat. Local currency flavor sales declined 25% mainly as a result of the disposition of the fruit preparations business. On an as-adjusted basis, excluding sales attributable to this business from the 2004 results, 2005 flavor sales would have increased 4% in dollars and declined 1% in local currency. Product contamination issues also impacted flavor sales in Europe (discussed above).
  - Local currency sales in Asia Pacific decreased 1%, resulting in a 1% increase in reported dollar sales. Fragrance sales decreased 3% in local currency and 2% in reported dollars; local currency flavor sales increased 1% and 3% in reported dollars. For the region, sales growth was strongest in Vietnam and China, with respective local currency increases of 59% and 4%.

  - Latin American sales increased 9% in comparison to the prior year. Flavor sales increased 10%, benefiting from increases of 9%, 15% and 26% in Argentina, Brazil and Mexico, respectively. Fragrance sales increased 9% with Argentina, Mexico and Brazil increasing 22%, 7% and 11%, respectively.
  - India sales increased 15% in local currency and 16% in reported dollars. This performance was led by a 17% local currency increase in flavor sales with fragrance sales increasing 13% in comparison to the prior year period. In both flavors and fragrances, the sales performance reflected the benefit of new wins.

  Net income for the six-month period ended June 30, 2005 decreased 3% in comparison to the prior year, as reported; excluding the impact of restructuring and other charges from the 2004 results, net income declined 7%. The decline in net income was partially due to the disposition of the European fruit business; 2004 results included income approximating $4.2 million attributable to this business. As noted above, proceeds from the disposition were used to reduce debt but profits related to the Fruit business were not replaced by interest expense savings. Gross profit, as a percentage of sales, was 41.5% compared to 43.1% in the prior year period. The gross margin decline was mainly attributable to increased raw material costs and customer resistance to price increases, as well as lower selling prices for naturals, most notably vanilla. Gross margin was also impacted by the $3.0 million costs attributable to the product contamination matter in the second quarter 2005. R&D expenses totaled 8.6% of sales, consistent with the Company's intended level of R&D spending. SG&A expenses, as a percentage of sales, were 16.1% compared to 16.3% reported in the prior year period. Interest expense decreased 7% from the prior year due to lower average borrowings in 2005 compared to the prior year. The effective tax rate for the six-month period ended June 30, 2005 and 2004 was 31.0% and 31.3%, respectively; variations in the effective rate are mainly attributable to fluctuations in earnings in the countries in which the Company operates.

  Outlook for 2005
  ----------------
  IFF currently expects 2005 local currency sales to decrease in the low-single digits in comparison to 2004 sales as reported; based on current exchange rates, such local currency performance is expected to result in a low-single digit decrease in reported dollars. For purposes of this comparison, 2004 sales include $58 million of sales attributable to the European fruit preparations business. Excluding fruit sales from the 2004 comparative, IFF expects 2005 local currency sales to increase in the low-single digits in comparison to 2004; based on current exchange rates, this local currency growth is expected to result in a low-single digit increase in reported dollars.

  Gross profit as a percentage of sales is expected to remain at approximately the same levels as reported for the first half of 2005. Margins are expected to remain under pressure due to anticipated increased supply chain costs including the impact of the raw material costs as well as expected delays in fully implementing price increases. The expected margin also contemplates costs associated with the product contamination issue; the Company has included all costs that it is aware of or has incurred as a result of the raw material contamination. As previously announced, the Company will seek full indemnification from its supplier, the supplier's insurers and, to the extent required, its own insurers with regard to any potential claims; there can be no assurance, however, of the final outcome of any claims made, or of the timing or extent of indemnification from the supplier and its insurers. R&D expenses are expected to approximate 9% of sales, consistent with the Company's intended level of R&D spending. R&D spending will increase somewhat as a percentage of sales in comparison to 2004, mainly as a result of the elimination of the fruit preparations business; relative to other parts of the business, fruit preparations required less R&D as a percentage of sales. In 2005, SG&A expenses, as a percentage of sales, are expected to increase somewhat from 2004 levels, mainly from inclusion of an expected $11.0 million
  - $14.0 million in equity compensation expense in 2005, compared to $5.0 million of such expense in 2004. In May 2004, the Company began using Restricted Stock Units ("RSU's"), rather than stock options, as an element of the Company's incentive compensation plans for all eligible U.S. - based employees and a majority of eligible overseas employees. Vesting of the RSU's for the Company's senior management is performance and time based; for the remainder of eligible employees, vesting is time based (generally over a three year period). The actual expense will depend upon the value of the Company's stock and the number of RSU's granted. Interest expense is expected to decline 10% - 12% from 2004. The Company expects the effective tax rate in 2005 to approximate 31.0%. This tax rate does not contemplate the effect, if any, that may arise as a result of repatriation from overseas subsidiaries as envisioned under the American Jobs Creation Act of 2004; the Company expects to determine the amounts and sources, if any, of foreign earnings to be repatriated in the second half of 2005.

  Based on the foregoing, IFF currently expects earnings per share for 2005 to be in the range of $2.08 to $2.18 compared to $2.05 reported in 2004. Excluding restructuring and other charges representing $.22 per share, 2004 results per share were $2.27.

  About IFF
  ---------
   IFF is a leading creator and manufacturer of flavors and fragrances used in a wide variety of consumer products--from fine fragrances and toiletries, to soaps, detergents and other household products, to beverages and food products. IFF is dedicated to The Pursuit of Excellence in every area of its business, using knowledge, creativity, innovation and technology to continually provide customers with the highest quality products and service and superior consumer understanding.

   IFF has sales, manufacturing and creative facilities in 31 countries worldwide. For more information, please visit our Web site at www.iff.com.

   Cautionary Statement Under the Private Securities Litigation Reform
   -------------------------------------------------------------------
   Act of 1995
   -----------
   Statements in this report, which are not historical facts or information, are "forward-looking statements" within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management's reasonable current assumptions and expectations. Certain of such forward-looking information may be identified by such terms as OexpectO, ObelieveO, OmayO, "outlook", "guidance" and similar terms or variations thereof. All information concerning future revenues, tax rates or benefits, interest savings, and other future financial results or financial position, constitutes forward-looking information. Such forward-looking statements are based on management's reasonable current assumptions and expectations. Such forward-looking statements involve risks, uncertainties and other factors, which may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements, and there can be no assurance that actual results will not differ materially from management's expectations. Such factors include, among others, the following: general economic and business conditions in the Company's markets, including economic, population health and political uncertainties; interest rates; the price, quality and availability of raw materials; the Company's ability to implement its business strategy, including the achievement of anticipated cost savings, profitability and growth targets; the impact of currency fluctuation or devaluation in the Company's principal foreign markets and the success of the Company's hedging and risk management strategies; the outcome of uncertainties related to litigation; uncertainties related to any potential claims and rights of indemnification or other recovery for customer and consumer reaction to the contamination issue; the impact of possible pension funding obligations and increased pension expense on the Company's cash flow and results of operations; and the effect of legal and regulatory proceedings, as well as restrictions imposed on the Company, its operations or its representatives by foreign governments. The Company intends its forward-looking statements to speak only as of the time of such statements and does not undertake to update or revise them as more information becomes available or to reflect changes in expectations, assumptions or results.

  Conference call
  ---------------
  There will be a conference call today at 10:00 AM Eastern Time, at which time the Company will discuss operating results for the second quarter 2005, and its current expectations for 2005. The dial in number for U.S.-based participants is 1-888-202-2422; for international participants, the number is 1-913-981-5592. The pass code for the call is 4993754.

  A replay of the conference call will be available from 1:00 PM Eastern Time beginning on Wednesday July 27, 2005 and ending at Midnight on Wednesday, August 10. The dial in number for the replay for U.S.-based listeners is 1-888-203-1112; for international listeners, the number is 1-719-457-0820. The replay pass code will be 4993754.

  The call can also be monitored via the World Wide Web at www.iff.com. Real Network's Real Player or Microsoft Media Player is required to access the webcast. They can be downloaded from www.real.com or www.microsoft.com/windows/mediaplayer. A replay of the conference call will be available on the Company's website for twelve months.

  Contact
  -------
  Douglas J. Wetmore
  Senior Vice President and Chief
  Financial Officer
  Phone: 212-708-7145

                              ********************

                     International Flavors & Fragrances Inc.
                          Consolidated Income Statement
                  (Amounts in thousands except per share data)
                                   (Unaudited)

                                                                            Quarter Ended June 30,
                                                   ------------------ ------------------- ------------------ -----------------
                                                     As Reported        Adjustments         As-adjusted
                                                        2004                  (A)              2004               2005
                                                   ------------------ ------------------- ------------------ -----------------
   Net Sales                                           $524,177            $21,622            $502,555          $515,578
   Cost of goods sold                                   295,716             16,580             279,136           299,065
                                                   ------------------ ------------------- ------------------ -----------------
   Gross margin on sales                                228,461              5,042             223,419           216,513
   Research & development                                44,342                612              43,730            44,380
   Selling and administrative                            83,184              1,654              81,530            82,866
   Amortization                                           3,709                  -               3,709             3,767
                                                   ------------------ ------------------- ------------------ -----------------
                                                         97,226              2,776              94,450            85,500
   Restructuring and other charges                       (7,716)                 -              (7,716)                -
   Interest expense                                      (6,114)                 -              (6,114)           (6,062)
   Other income (expense), net                           (1,305)                 -              (1,305)            2,558
                                                   ------------------ ------------------- ------------------ ----------------
   Pretax income                                         82,091              2,776              79,315            81,996
   Income taxes                                          25,589                865              24,724            25,283
                                                   ------------------ ------------------- ------------------ -----------------
   Net income                                           $56,502             $1,911             $54,591           $56,713
                                                   ================== =================== ================== =================

   Including restructuring and other charges:
   ------------------------------------------
   Net income                                           $56,502                                $54,591           $56,713
   Earnings per share - basic                             $0.60                                  $0.58             $0.60
   Earnings per share - diluted                           $0.59                                  $0.57             $0.60
                                                   ------------------ ------------------- ------------------ -----------------

   Excluding restructuring and other charges:
   ------------------------------------------
   Net income                                           $61,517                                $59,606           $56,713
   Results per share - basic                              $0.65                                  $0.63             $0.60
   Results per share - diluted                            $0.65                                  $0.63             $0.60
                                                  ------------------ ------------------- ------------------ -----------------

 (A) Adjustments reflect elimination of sales and operating results of the European fruit preparations business for the period presented. Additional details regarding as-adjusted information are contained in a January 25, 2005 Form 8-K filed with the SEC and are also available via the Company's website.

                     International Flavors & Fragrances Inc.
                          Consolidated Income Statement
                  (Amounts in thousands except per share data)
                                   (Unaudited)

                                                                       Six Months Ended June 30,
                                              ------------------- ------------------- ------------------- -----------------
                                                As Reported         Adjustments         As-adjusted
                                                     2004               (A)                 2004               2005
                                              ------------------- ------------------- ------------------- -----------------
Net Sales                                        $1,059,192              $46,238          $1,012,954         $1,038,630
Cost of goods sold                                  602,502               35,507             566,995            607,462
                                              ------------------- ------------------- ------------------- -----------------
Gross margin on sales                               456,690               10,731             445,959            431,168
Research & development                               88,990                1,239              87,751             89,133
Selling and administrative                          172,910                3,431             169,479            167,610
Amortization                                          7,408                   -                7,408              7,535
                                              ------------------- ------------------- ------------------- -----------------
                                                    187,382                6,061             181,321            166,890
Restructuring and other charges                      (7,716)                   -              (7,716)                 -
Interest expense                                    (12,571)                   -             (12,571)           (11,638)
Other income (expense), net                          (2,730)                   -              (2,730)             3,114
                                              ------------------- ------------------- ------------------- -----------------
Pretax income                                       164,365                6,061             158,304            158,366
Income taxes                                         51,505                1,900              49,605             49,110
                                              ------------------- ------------------- ------------------- -----------------
Net income                                         $112,860               $4,161            $108,699           $109,256
                                              =================== =================== =================== =================
Including restructuring and other charges:
------------------------------------------
Net income                                         $112,860                                 $108,699           $109,256
Earnings per share - basic                            $1.20                                    $1.16              $1.16
Earnings per share - diluted                          $1.19                                    $1.14              $1.14
                                              ------------------- ------------------- ------------------- -----------------
Excluding restructuring and other charges:
------------------------------------------
Net income                                         $117,875                                 $113,714           $109,256
Results per share - basic                             $1.25                                    $1.21              $1.16
Results per share - diluted                           $1.24                                    $1.19              $1.14
                                              ------------------- ------------------- ------------------- -----------------

 (A) Adjustments reflect elimination of sales and operating results of the European fruit preparations business for the period presented. Additional details regarding as-adjusted information are contained in a January 25, 2005 Form 8-K filed with the SEC and are also available via the Company's website.

                     International Flavors & Fragrances Inc.
                      Consolidated Condensed Balance Sheet
                             (Amounts in thousands)
                                   (Unaudited)

                                                                  ------------------- ------------------
                                                                      December 31,          June 30,
                                                                          2004               2005
                                                                  ------------------- ------------------
      Cash & short-term investments                                     $   32,995         $   60,225
      Receivables                                                          358,361            387,931
      Inventories                                                          457,204            432,073
      Other current assets                                                 112,810            103,523
                                                                  ------------------- ------------------
          Total current assets                                             961,370            983,752

      Property, plant and equipment, net (1,2)                             501,334            484,069
      Goodwill and other intangibles, net                                  789,676            782,141
      Other assets                                                         110,914            117,046
                                                                  ------------------- ------------------
                                  Total assets                          $2,363,294         $2,367,008
                                                                  =================== ==================
      Commercial paper/bank borrowings, overdrafts and
       current portion of long-term debt (3)                            $   15,957         $  614,992
      Other current liabilities                                            383,565            326,194
                                                                  ------------------- ------------------
         Total current liabilities                                         399,522            941,186

      Long-term debt (3)                                                   668,969            139,420
      Non-current liabilities                                              384,316            397,837

      Shareholders' equity                                                 910,487            888,565
                                                                  ------------------- ------------------
                   Total liabilities and shareholders' equity           $2,363,294         $2,367,008
                                                                  =================== ==================

      Notes:
      ------
      1.  Capital spending -        Quarter:       $22 million
                                    Year-to-date:  $38 million

      2.  Depreciation -            Quarter:       $19 million
                                    Year-to-date:  $38 million

      3. At December 31, 2004 and June 30, 2005 long-term debt includes unamortized gains and FAS 133 mark to market adjustments of $23.8 million and $16.5 million, respectively, on various interest rate swaps the Company has entered into; such gains have been deferred and are being amortized over the remaining term of the underlying debt and the mark to market adjustment is recorded each quarter.


                              ********************

       Average Shares Outstanding (in thousands):
       ------------------------------------------
       Second quarter:                       2004               2005
       --------------                   --------------     ---------------
                 Basic                      94,136             93,876
                 Diluted                    95,330             95,255
                                        --------------     ---------------

       Year-to-date:                         2004               2005
       --------------                   --------------     ---------------
                 Basic                      94,085             94,100
                 Diluted                    95,228             95,640
                                        --------------     ---------------


                     Quarter ended June 30, 2005 As Reported
                     ---------------------------------------

           % Change in Sales by Area of Destination                 Fragrances           Flavors              Total
 --------------------------------------------------------------------------------------------------------------------------
                        North America                                    -                 (10)                (5)

                      Europe - Reported                                  8                 (21)                (5)
                      -----------------
                   Europe - Local Currency                               2                 (25)                (9)

                        Latin America                                   13                  14                 13

                   Asia Pacific - Reported                              (6)                 1                  (2)
                   -----------------------
                Asia Pacific - Local Currency                           (8)                (1)                 (4)

                       India - Reported                                 18                  17                 17
                       ----------------
                    India - Local Currency                              16                  17                 16

                       Total - Reported                                  5                 (9)                 (2)
                       ----------------
                    Total - Local Currency                               2                 (11)                (4)
 --------------------------------------------------------------------------------------------------------------------------

            Quarter ended June 30, 2005 Compared to 2004 As-Adjusted
            --------------------------------------------------------
      Excluding Sales Attributable to European Fruit Preparations Business
     -----------------------------------------------------------------------


           % Change in Sales by Area of Destination                 Fragrances           Flavors              Total
 --------------------------------------------------------------------------------------------------------------------------
                        North America                                    -                 (10)                (5)

                      Europe - Reported                                  8                  4                   6
                      -----------------
                   Europe - Local Currency                               2                 (1)                  1

                        Latin America                                   13                  14                 13

                   Asia Pacific - Reported                              (6)                 1                  (2)
                   -----------------------
                Asia Pacific - Local Currency                           (8)                (1)                 (4)

                       India - Reported                                 18                  17                 17
                       ----------------
                    India - Local Currency                              16                  17                 16

                       Total - Reported                                  5                  -                   3
                       ----------------
                    Total - Local Currency                               2                 (2)                  -
 --------------------------------------------------------------------------------------------------------------------------

                   Six-months ended June 30, 2005 As Reported
                   ------------------------------------------

           % Change in Sales by Area of Destination                 Fragrances           Flavors              Total
 --------------------------------------------------------------------------------------------------------------------------
                        North America                                   (2)                (9)                 (5)

                      Europe - Reported                                  8                 (22)                (5)
                      -----------------
                   Europe - Local Currency                               2                 (25)               (10)

                        Latin America                                    9                  10                  9

                   Asia Pacific - Reported                              (2)                 3                   1
                   -----------------------
                Asia Pacific - Local Currency                           (3)                 1                  (1)

                       India - Reported                                 15                  17                 16
                       ----------------
                    India - Local Currency                              13                  17                 15

                       Total - Reported                                  4                 (9)                 (2)
                       ----------------
                    Total - Local Currency                               2                 (11)                (4)
 --------------------------------------------------------------------------------------------------------------------------

           Six-months ended June 30, 2005 Compared to 2004 As-Adjusted
           -----------------------------------------------------------
      Excluding Sales Attributable to European Fruit Preparations Business
      ----------------------------------------------------------------------

           % Change in Sales by Area of Destination                 Fragrances           Flavors              Total
 --------------------------------------------------------------------------------------------------------------------------
                        North America                                   (2)                (9)                 (5)

                      Europe - Reported                                  8                  4                   6
                      -----------------
                   Europe - Local Currency                               2                 (1)                  1

                        Latin America                                    9                  10                  9

                   Asia Pacific - Reported                              (2)                 3                   1
                   -----------------------
                Asia Pacific - Local Currency                           (3)                 1                  (1)

                       India - Reported                                 15                  17                 16
                       ----------------
                    India - Local Currency                              13                  17                 15

                       Total - Reported                                  4                  1                   3
                       ----------------
                    Total - Local Currency                               2                 (2)                  -
 --------------------------------------------------------------------------------------------------------------------------